Exhibit 10(h)
SUPPLEMENT TO THE FPL GROUP, INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AS IT APPLIES TO RONALD F. GREEN

          Section 1.    Adoption of Supplement; Relationship with Provisions of the Plan. Section 5.03 of the FPL Group, Inc. Supplemental Executive Retirement Plan as amended and restated effective April 1, 1997, and as subsequently amended by Amendments #1 and #2 (the "Plan") authorizes an Employer, which includes FPL Energy LLC (the "Company"), with the approval of the Committee, to adopt supplements that modify or add to the terms of the Plan. Pursuant to this authority the [Managing Partner/Board of Directors] of the Company, with the approval of the Committee at its December 17, 2001 meeting, authorized the adoption of this supplement (the "Supplement"), which is incorporated by this reference and forms a part of the Plan, to provide supplemental pension benefits to Ronald F. Green (the "Participant"). In the event of any ambiguity between the provisions of this Supplement and those of the Plan, the provisions of the Plan shall supersede the provisions of this Supplement to the extent of such ambiguity.

          Section 2.    Applicability and Effective Date of this Supplement. The provisions of this Supplement shall only apply to the Participant. This Supplement shall be effective as of December 17, 2001 (the "Effective Date"), which is the date the Committee authorized the adoption of this Supplement, provided the Participant executes the acknowledgment attached hereto as Exhibit A.

          Section 3.    Definitions. All of the capitalized terms used in this Supplement shall have the meanings assigned to them in the Plan, unless otherwise explicitly defined in this Supplement. The following terms when used in this Supplement shall have the following meanings:

(a) "Adjusted Basic Credits" shall mean the Basic Credits (as defined in the Pension Plan) multiplied by two (2).

(b) "Supplement" shall mean the supplement as set forth in this document as it may be amended from time to time.

(c) "Supplemental SERP Benefit" shall mean the benefit described in Section 4 hereof.

          Section 4.    Benefits. To the extent vested (as described in Section 5 hereof), the benefits to be provided under this Supplement to which the Participant shall be entitled shall be the Supplemental SERP Benefit. The "Supplemental SERP Benefit" shall be the difference, if any, between (a) and (b), where:

                      (a)    is the benefit to which the Participant would be entitled under the Pension Plan, expressed in the normal form of benefit, if such benefit was computed (i) as if benefits under such plan were based upon the Participant's Bonus Compensation and Adjusted Basic Credits, (ii) without the annual compensation limitation imposed by Section 401(a)(17) of the Code, and (iii) without the restrictions or the limitations imposed by Section 415(b) of the Code; and

                      (b)    is the sum of the benefits payable to the Participant under the Pension Plan and the Plan, both expressed in the normal form of benefit. The amount of the benefits payable under the Pension Plan and the Plan shall be actuarially adjusted in accordance with Section 3.04(a) of the Plan to reflect benefit commencement on a date other than the Participant's normal retirement date (as defined in the Pension Plan), regardless of whether the Pension Plan or the Plan otherwise make such adjustments to the Participant's benefits under such plans.

Notwithstanding the foregoing provisions of this Section 4, as between the Plan and this Supplement, there shall be no duplication of benefits.

Section 5. Vesting of Benefits. The benefits to be provided under this Supplement shall vest in accordance with Section 3.02 of the Plan.

          Section 6.    Right to Amend or Terminate this Supplement. The powers reserved to Corporate Officers and the Committee with respect to amendment and termination of the Plan (i.e., Article V of the Plan) shall apply with equal force to this Supplement.

          IN WITNESS WHEREOF, the [Managing Partner/Board of Directors] of FPL Energy LLC and the Committee have caused this instrument to be executed this 22 day of March, 2002, by their duly authorized officers, effective as of the Effective Date.

FPL ENERGY LLC By: L.J. KELLEHER

L.J. Kelleher Vice President, Human Resources of FPL Group, Inc. on behalf of FPL Energy LLC

Exhibit A

ACKNOWLEDGMENT

          I, Ronald F. Green, hereby acknowledge that the benefits provided pursuant to the terms and conditions of (i) the Supplement to the FPL Group, Inc. Supplemental Executive Retirement Plan as it applies to Ronald F. Green, to which this Acknowledgment is attached as Exhibit A, and (ii) the FPL Group, Inc. Supplemental Executive Retirement Plan, a copy of which is attached hereto, fully satisfy any and all obligations of FPL Energy LLC, FPL Group, Inc. and their parent corporations, subsidiary corporations and other affiliates to provide supplemental pension benefits or any other enhanced retirement benefits.

IN WITNESS WHEREOF, I , Ronald F. Green, have voluntarily executed this Acknowledgment on this 26th day of March, 2002.

KATHLEEN M. SLATTERY	RONALD F. GREEN

Witness	Ronald F. Green